UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VANGUARD NATURAL RESOURCES, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VANGUARD NATURAL RESOURCES, LLC
7700 San Felipe, Suite 485
Houston, Texas 77063

NOTICE OF ANNUAL MEETING OF UNITHOLDERS

TO BE HELD ON JUNE 10, 2008

Dear Unitholder:

You are cordially invited to attend the 2008 Annual Meeting of Unitholders (the “Annual Meeting”) of Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), which will be held on Tuesday, June 10, 2008 at 10:30 a.m. Houston time at Royal Oaks Country Club, 2910 Royal Oaks Country Club Drive, Houston, Texas 77082. The annual meeting will be held for the following purposes:

(1)	To elect seven directors to Vanguard Natural Resources, LLC’s Board of Directors to serve until the 2009 Annual Meeting of Unitholders;
(2)	To ratify the appointment of UHY LLP as our independent registered public accounting firm for 2008; and
(3)	To transact any other business that properly comes before the Annual Meeting, or any adjournments or postponements of the meeting.

Additional information regarding the Annual Meeting is set forth in the attached Proxy Statement.

Only Unitholders of record at the close of business on April 14, 2008 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponement thereof. A list of our Unitholders will be available for examination at the Annual Meeting and at Vanguard’s Houston office at least ten days prior to the Annual Meeting.

In accordance with new rules approved by the Securities and Exchange Commission, beginning on or about April 28, 2008, we mailed a Notice of Internet Availability of Proxy Materials to our Unitholders containing instructions on how to access the Proxy Statement and vote online and made our proxy materials available to our Unitholders over the internet. The notice also provides instruction on how to request a paper copy of these documents if you desire.

By Order of the Board of Directors,

/s/ Richard A. Robert

Richard A. Robert
Executive Vice President, Chief Financial
Officer and Secretary

Houston, Texas

April 28, 2008

Your vote is important. Whether or not you plan to attend the meeting, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON JUNE 10, 2008. The notice of Annual Meeting and Proxy Statement and 2007 Annual Report to Unitholders are available on the internet at www.proxyvote.com.

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VANGUARD NATURAL RESOURCES, LLC

PROXY STATEMENT

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Vanguard Natural Resources, LLC for use at our Annual Meeting of Unitholders.

2008 ANNUAL MEETING DATE AND LOCATION

The Annual Meeting will be held at Royal Oaks Country Club, 2910 Royal Oaks Country Club Drive, Houston, Texas 77082, on Tuesday, June 10, 2008 at 10:30 a.m. Houston time, or at such other time and place to which the meeting may be adjourned. References in this Proxy Statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

On or about April 28, 2008, we mailed a Notice of Internet Availability of Proxy Materials to our Unitholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

At the time we begin mailing our Notice of Internet Availability of Proxy Materials, we will also first make available on the internet at www.proxyvote.com the following materials relating to our meeting: the Notice of Annual Meeting and Proxy Statement and our 2007 Annual Report to Unitholders. Any Unitholder may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com,
•	e-mail at sendmaterialproxyvote.com, or
•	telephone at 1-800-579-1639

Pursuant to the SEC’s rules, our 2007 Annual Report to Unitholders, which includes our audited consolidated financial statements, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

QUESTIONS & ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Holders of record of our units (including common units and Class B units) who owned units as of the close of business on April 14, 2008 may vote at the meeting. Each unit has one vote. There were 11,215,000 units outstanding on that date.

When were the enclosed solicitation materials first given to Unitholders?

The enclosed 2007 Annual Report, together with the Notice of Annual Meeting and Proxy Statement, were first made available on the internet at www.proxyvote.com on April 28, 2008.

What is a quorum of Unitholders?

A quorum is the presence at the Annual Meeting in person or by proxy of Unitholders entitled to cast a majority of all the votes entitled to be cast. Since there were 11,215,000 units outstanding on April 14, 2008, the presence of holders of 5,607,501 units is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of Unitholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each director nominee; and
•	a majority of all the votes cast to ratify the appointment of UHY LLP as our independent registered public accounting firm.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

Unitholders of Record:  Unitholders of record may vote their units or submit a proxy to have their units voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the internet by following the instructions provided in the Notice of Availability of Proxy Materials. Please have the Notice of Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Houston time on June 9, 2008.
•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.
•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Houston time on June 9, 2008.
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

Street Name Unitholders:  Street name Unitholders may generally vote their units or submit a proxy to have their units voted by one of the following methods:

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the internet, following the instructions on the proxy card or other information provided by the record holder.
•	In Person with a Proxy from the Record Holder. You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If my units are held in “street name” by my broker, will my broker vote my units for me?

If your units are held in a brokerage account, you will receive a full meeting package including a voting instructions form to vote your units. Your brokerage firm may permit you to provide voting instructions by telephone or by the internet. Brokerage firms have the authority under rules to vote their clients’ unvoted units on certain routine matters. The matters covered by each proposal are considered routine matters under the rules of the NYSE Arca. Therefore, if you do not vote on either proposal, your brokerage firm may choose to vote for you or leave your units unvoted. We urge you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

How will my proxy vote my units?

If you properly submit your proxy and voting instructions by mail, telephone or internet, as applicable, your units will be voted as you direct. If you submit your proxy by mail, telephone or internet, as applicable, but do not specify how you want your units voted, they will be voted “FOR” the election of each director nominee and “FOR” the ratification of the appointment of our independent registered public accounting firm. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting, including to adjourn the meeting.

Can I vote by proxy even if I plan to attend the Annual Meeting?

Yes. If you vote by proxy and decide to attend the Annual Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Can I vote by proxy or change my vote?

Yes. If you are a Unitholder of record, you can revoke your proxy or change your vote at any time before your proxy is exercised by:

•	submitting written notice to our Secretary at Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063 no later than June 9, 2008 that you are revoking your proxy or changing your vote;
•	submitting another proxy with new voting instructions by telephone or the internet voting system; or
•	attending the meeting and voting your units in person.

If you are a street name Unitholder and you vote by proxy, you may change your vote by submitting new voting instructions to you bank, broker or nominee in accordance with that entity’s procedures.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Vanguard Natural Resources, LLC on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by Notice of Internet Availability of Proxy Materials. However, proxies may also be solicited in person, by mail, by telephone or facsimile. We pay the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Election of Directors

The Board of Directors consists of seven directors who are elected by the Unitholders. Each of the seven current directors has been nominated by the Board of Directors for election as a director at the 2008 annual meeting to serve until the 2009 Annual Meeting of Unitholders and until their respective successors are elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Board of Directors. Biographical information for each of the nominees and other information about them is presented beginning on page 6. The Board of Directors recommends a vote “FOR” each director nominee.

Proposal No. 2: Ratification of UHY LLP as Independent Registered Public Accounting Firm for 2008

This proposal is to ratify our appointment of UHY LLP as our independent registered public accounting firm for 2008. See Proposal No. 2 on page 33. The Board of Directors recommends a vote “FOR” this proposal.

Other Business Matters

The Board of Directors is not aware of any other business for the annual meeting. However:

•	if any of the persons nominated to serve as directors are unable to serve or for good cause will not serve and the Board of Directors designates a substitute nominee,
•	if any Unitholders’ proposal is properly presented for action at the meeting, or
•	if any matters concerning the conduct of the meeting are presented for action,

then Unitholders present at the meeting may vote on such items. If you are represented by proxy, your proxy will vote your units using his or her discretion.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Directors are elected each year at the Annual Meeting of Unitholders. All seven of our current directors have been nominated to stand for re-election at the Annual Meeting. We encourage our director nominees to attend our annual meetings to provide an opportunity for Unitholders to communicate directly with directors about issues affecting our company. We anticipate that all director nominees will attend the Annual Meeting.

At the Annual Meeting, our Unitholders will consider and act upon a proposal to elect seven directors to our Board of Directors to serve until the 2009 Annual Meeting of Unitholders.

Information concerning the seven director nominees is set forth below.

Director Nominees

Name	Age	Position with Our Company	Director Since
Scott W. Smith	50	President, Chief Executive Officer and Director	2008
W. Richard Anderson	54	Independent Director and Chairman	2007
Loren Singletary	60	Independent Director	2008
Bruce W. McCullough	59	Independent Director	2008
John R. McGoldrick	50	Independent Director	2008
Lasse Wagene	35	Director	2007
Thomas Blake	57	Director	2007

Scott W. Smith  is our President, Chief Executive Officer and Director and has served as President and Chief Executive Officer since October 2006 and as Director since March 2008. Prior to joining us, since July 2004, Mr. Smith was involved in numerous oil and gas activities, including serving as President of Ensource Energy Company, LLC during its tender offer for the units of the Eastern American Natural Gas Trust (NYSE:NGT). He has over 25 years of experience in the energy industry, primarily in business development, marketing, and acquisition and divestiture of producing assets and exploration/exploitation projects in the energy sector. Mr. Smith’s experience includes evaluating, structuring, negotiating and managing business and investment opportunities, including energy investments similar to our targeted investments totaling approximately $400 million as both board member and principal investor in Wiser Investment Company LLC, the largest shareholder in The Wiser Oil Company (NYSE:WZR) until its sale to Forest Oil Corporation (NYSE:FST) in June of 2004. From June 2000 to June 2004, Mr. Smith served on the Board of Directors of The Wiser Oil Company. Mr. Smith was also a member of the executive committee of The Wiser Oil Company. From January of 1998 to June of 1999, Mr. Smith was the co-manager of San Juan Partners, LLC, which established control of Burlington Resources Coal Seam Gas Trust (NYSE:BRU), which was subsequently sold to Dominion Resources, Inc.

W. Richard Anderson  is the Chairman of our Board of Directors and is a private investor engaged in various investment activities. Mr. Anderson was previously the President, Chief Financial Officer and a director of Prime Natural Resources, a closely-held exploration and production company. Prior to his employment at Prime Natural Resources in January 1999, he was employed by Hein & Associates LLP, a certified public accounting firm, where he served as a partner from 1989 to January 1995 and as a managing partner from January 1995 until October 1998. Mr. Anderson also serves on the boards of directors of Transocean Inc. and Boots & Coots International Well Control, Inc.

Loren Singletary  is a member of our Board of Directors and is currently Vice President of Global Corporate Accounts for National Oilwell Varco (NYSE:NOV), a $24 billion market cap oilfield service company. Prior to his current position, Mr. Singletary was the co-owner and President of LSI Interests, Ltd., an oilfield service company that was acquired by National Oilwell in 2003. In addition to his vast experience in the oilfield service sector, Mr. Singletary has also been involved in the upstream E&P sector, both onshore and offshore, as a private investor for the past 20 years.

Bruce W. McCullough  is a member of our Board of Directors and is currently President and Chief Executive Officer of Huntington Energy Corp., an independent exploration and production company that, since

1986, has been involved in exploration and production activities in the Appalachian basin, East Texas, Mid-Continent and the Gulf Coast. Prior to forming Huntington, Mr. McCullough held senior management positions with Pool Offshore, a Houston-based oil field service company.

John R. McGoldrick  is a member of our Board of Directors and is currently a director and Executive Chairman of Caza Oil & Gas, Inc., a public company listed on the AIM and Toronto stock exchange. Prior to his current position, he was President of Falcon Bay Energy LLC, an independent oil and gas company with operations in Texas and South Louisiana. Prior to that, Mr. McGoldrick was employed by Enterprise Oil plc in a number of senior management positions, including President of Enterprise Oil Gulf of Mexico Inc. from August 2000 to October 2002.

Lasse Wagene  is a member of our Board of Directors and also is Managing Director of Arcturus Capital AS and serves as a financial advisor to Vinland Energy Eastern, LLC and its affiliates. Prior to his current position, he was a partner and led the Oil Services Investment Banking Group at Carnegie ASA from 2000 to 2004. While at Carnegie, his responsibilities included marketing the bank’s services to European clients and advising clients on European capital markets and merger and advisory transactions. Prior to Carnegie, he was Vice President of Energy Finance at Den Norske Bank in New York and Houston from 1998 through 2000.

Thomas M. Blake  is a member of our Board of Directors and also is currently President and Chief Executive Officer of Vinland Energy Eastern, LLC, Vinland Energy Gathering, LLC and Vinland Gulf Coast, LLC. Prior to joining Vinland Energy Eastern, LLC in October of 2006, he was Vice President and General Manager of Appalachian Production Services and Appalachian Energy, an oil and gas production company and contract operating firm with over 3000 wells under management from 2003 to October 2006. From 2001 to 2003, Mr. Blake was Senior Vice President — Engineering and Operations for Columbia Natural Resources, one of the largest producers in Appalachia with over 65 Bcf per year of annual production.

Required Vote; Recommendation of the Board of Directors

Directors are elected by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR THE ELECTION OF EACH OF THE BOARD OF DIRECTORS’ DIRECTOR NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

Determination of Independence

A majority of our directors are required to be independent in accordance with NYSE Arca listing standards. For a director to be considered independent, the Board of Directors must affirmatively determine that such director has no material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue from both the standpoint of the director and from that of persons and organizations with whom or with which the director has an affiliation. The Board of Directors has adopted standards to assist it in determining if a director is independent. A director shall be deemed to have a material relationship with us and shall not be deemed to be an independent director if:

•	the director has been an employee, or an immediate family member of the director has been an executive officer, of us at any time during the past three years;
•	the director has received, or an immediate family member of the director has received, more than $100,000 in any twelve month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), at any time during the past three years;
•	the director has been affiliated with or employed by, or an immediate family member of the director has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us at any time during the past three years;

•	the director has been employed, or an immediate family member of the director has been employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee at any time during the past three years; or
•	the director has been an executive officer or an employee, or an immediate family member of the director has been an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues, at any time during the past three years.

The Board of Directors has determined that each of Messrs. Anderson, Singletary, McCullough and McGoldrick is independent under the NYSE Arca listing standards. In addition, the audit, compensation and nominating and corporate governance committees are composed entirely of independent directors in accordance with NYSE Arca listing standards, SEC requirements and other applicable laws, rules and regulations. There are no transactions, relationships or other arrangements between us and our independent directors that need to be considered under the NYSE Arca listing standards in determining that such directors are independent.

Corporate Governance

The Board of Directors and the audit committee each met on November 29, 2007 for a scheduled meeting. As we did not complete our initial public offering until October 29, 2007, the compensation committee, the conflicts committee and the nominating and corporate governance committee did not meet in 2007 for any regularly scheduled meetings.

The Board of Directors has adopted a policy which encourages each director to attend the Annual Meeting of Unitholders. The Annual Meeting to which this Proxy Statement relates will be our first annual meeting since becoming a public company in October 2007.

As required by the NYSE Arca corporate governance listing standards, Scott W. Smith, our President and Chief Executive Officer, will timely provide the annual certification to the NYSE Arca that as of the date of the certification, he is not aware of any violation by Vanguard Natural Resources, LLC of the exchange’s corporate governance standards. Our Chief Executive Officer and Chief Financial Officer have each signed and filed the certifications under Section 302 of the Sarbanes-Oxley Act of 2002 with our Annual Report on Form 10-K, which was filed with the SEC on March 31, 2008.

We maintain on our website, www.vnrllc.com, copies of the charters of each of the committees of the Board of Directors, as well as copies of our Corporate Governance Guidelines, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and Code of Business Conduct and Ethics. Copies of these documents are also available in print upon request of our Secretary. The Code of Business Conduct and Ethics provides guidance on a wide range of conduct, conflicts of interest and legal compliance issues for all of our directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. We will post any amendments to, or waivers of, the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer on our website.

Committees of the Board of Directors

Audit Committee

As described in the audit committee charter, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants to audit our financial statements, including assessing the independent auditor’s qualifications and independence, and establishes the scope of, and oversee, the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the Unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board of Directors established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

The Board of Directors has determined that the chairman of the audit committee is an “audit committee financial expert” as that term is defined in the applicable rules of the SEC. Mr. Anderson is Chairman, and Messrs. Singletary and McCullough are members. During the period from October 23, 2007 to December 31, 2007, the audit committee held one meeting.

The report of our audit committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee

As described in the compensation committee charter, the compensation committee establishes and reviews general policies related to our compensation and benefits. The compensation committee determines and approves, or makes recommendations to the Board of Directors with respect to, the compensation and benefits of our Board of Directors and executive officers and administers our Long Term Incentive Plan.

Mr. McGoldrick is Chairman, and Messrs. Singletary and McCullough are members. As we completed our initial public offering in October 2007, the committee did not meet in 2007.

The report of our compensation committee appears under the heading “Report of the Compensation Committee” below.

Conflicts Committee

Our Board of Directors has established a conflicts committee to review specific matters that the Board of Directors believes may involve conflicts of interest, including transactions with related persons such as Vinland Energy Eastern, LLC or its subsidiaries or affiliates (together, “Vinland”) or our directors and executive officers. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement provides that members of the conflicts committee may not be officers or employees of our company, or directors, officers or employees of any of our affiliates, and must meet the independence standards for service on an audit committee of a board of directors as established by NYSE Arca and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our Unitholders. However, the Board of Directors is not required by the terms of our limited liability company agreement to submit the resolution of a potential conflict of interest to the conflicts committee, and may itself resolve such conflict of interest if the Board of Directors determines that (i) the terms of the related person transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (ii) the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved. Any matters approved by the Board of Directors in this manner will be deemed approved by all of our Unitholders.

Mr. Singletary is Chairman, and Messrs. McGoldrick and Anderson are members. As we completed our initial public offering in October 2007, the committee did not meet in 2007.

Nominating and Corporate Governance Committee

As described in the nominating and governance committee charter, the nominating and governance committee nominates candidates to serve on our Board of Directors. The nominating and governance committee is also responsible for monitoring a process to review director, board and committee effectiveness, developing and implementing our corporate governance guidelines, committee members and committee chairpersons and otherwise taking a leadership role in shaping the corporate governance of our company.

Mr. McCullough is Chairman, and Messrs. McGoldrick and Anderson are members. As we completed our initial public offering in October 2007, the committee did not meet in 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities and reports of changes in ownership of our equity securities with the SEC. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during 2007 all Section 16(a) reporting persons complied with all applicable filing requirements in a timely manner.

Nominations for Director

The Board of Directors seeks diverse candidates who possess the background, skills and expertise to make a significant contribution to the Board of Directors, us and our Unitholders. Annually, the nominating and corporate governance committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board of Directors, and recommends to the full Board of Directors the slate of director candidates to be nominated for election at the next Annual Meeting of Unitholders. The Board of Directors has adopted a policy whereby the nominating and corporate governance committee shall consider the recommendations of Unitholders with respect to candidates for election to the Board of Directors and the process and criteria for such candidates shall be the same as those currently used by us for director candidates recommended by the Board of Directors or management.

Our Corporate Governance Guidelines, a copy of which is maintained on our website, www.vnrllc.com, include the following criteria that are to be considered by the nominating and corporate governance committee and Board of Directors in considering candidates for nomination to the Board of Directors:

•	has the business and/or professional knowledge and experience applicable to us, our business and the goals and perspectives of our Unitholders;
•	is well regarded in the community, with a long-term, good reputation for highest ethical standards;
•	has good common sense and judgment;
•	has a positive record of accomplishment in present and prior positions;
•	has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and
•	has the time, energy, interest and willingness to become involved with us and our future.

A Unitholder who wishes to recommend to the nominating and corporate governance committee a nominee for director for the 2009 Annual Meeting of Unitholders should submit the recommendation in writing to our Secretary at Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063 so it is received by January 28, 2009 but not earlier than December 29, 2008.

Unitholder Communications

The Board of Directors has adopted a policy whereby any communications from our Unitholders to the Board of Directors shall be directed to our Secretary, who shall (i) determine whether any of such communications are significant, and promptly forward significant communications to the Board of Directors, and (ii) keep a record of all Unitholder communications that the Secretary deems not to be significant and report such communications to the Board of Directors on a periodic basis, but not less frequently than quarterly.

Any Unitholder who wishes to communicate to the Board of Directors may submit such communication in writing to our Secretary at Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063.

Compensation of Directors

Each independent member of our Board of Directors receives Class B units or restricted common units upon becoming a director. The amount of compensation paid to the independent members of our Board of Directors is $7,500 per quarter and an additional $2,500 per quarter for the chairman of the audit committee. In addition, each independent member of our Board of Directors is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Each director is fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law and as provided in our limited liability company agreement. Additional information on director compensation is presented in “Director Compensation” beginning on page 30.

Prior to our initial public offering in October 2007, there were no compensation arrangements in effect for service as a director of our company.

Compensation Committee Interlocks and Insider Participation

Messers. McGoldrick, Singletary and McCullough currently serve as members of the compensation committee and each are “independent” directors as defined by the NYSE Arca listing standards. No member of the compensation committee has any relationship with our company that is required to be disclosed in any of the reports that we file with the SEC other than service on our Board of Directors. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

Related Person Transactions

In connection with the completion of our initial public offering, we adopted an ethics policy which requires that related party transactions be reviewed to ensure that they are fair and reasonable to us. This requirement is also contained in our limited liability company agreement. Whenever a conflict arises between Vinland or Majeed S. Nami (“Nami”), on the one hand, and us or any other Unitholder, on the other hand, our Board of Directors will resolve that conflict. We anticipate that our Board of Directors will submit for review and approval by our conflicts committee any material agreement that we enter into with Nami.

On April 18, 2007 but effective January 5, 2007, we entered into several agreements with Vinland pursuant to which Vinland will operate all of our existing Appalachian wells and coordinate our development drilling program in Appalachia and provide management services to us. The terms of each of these agreements were negotiated between us and Vinland. Because these agreements were negotiated prior to the adoption of the ethics policy discussed above, they were not approved by our conflicts committee as contemplated by that policy. Because of our related party affiliation with Vinland, these agreements, and future agreements with Vinland, may not contain the most competitive terms available to us. In addition, by purchasing common units, Unitholders become bound by the provisions of our limited liability company agreement, including the related party agreements provided for therein, and a Unitholder will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

Management Services Agreement

On April 18, 2007 but effective as of January 5, 2007, we entered into a management services agreement and participation agreement with Vinland, under which we believe that we will benefit from the substantial expertise of Vinland’s management in the Appalachian Basin. Under the management services agreement, Vinland advises and consults with us regarding all aspects of our production and development operations in Appalachia, and provides us with administrative support services as necessary for the operation of our business in Appalachia. We are dependent on Vinland for management of our Appalachian operations and, pursuant to the management services agreement, we pay Vinland a monthly fee of $60 for each of our Appalachian producing wells within an approximate 750,000 acre area, which we refer to as the “area of mutual interest,” or AMI, in return for the administrative support services contemplated in the agreement and we also reimburse Vinland for the reasonable costs of any additional services it provides to us. When determining the amount of the monthly fee to pay Vinland, we considered Vinland’s costs to provide us with such services, how much it would cost for us to perform such services internally and how much a third party would charge us to perform such services. We believe that the $60 monthly fee reimburses Vinland for its actual costs for providing these services to us, and we believe that $60 is less than the amount it would cost for us to perform these services or to hire a third party to perform these services. In addition, Vinland may, but does not have any obligation to, provide us with acquisition services under the management services agreement. During the year ended December 31, 2007, we paid Vinland $0.5 million pursuant to the management services agreement.

Participation Agreement

Pursuant to our participation agreement with Vinland, Vinland generally has control over our Appalachian drilling program and the sole right to determine which wells are drilled until January 5, 2011. During this period, we will meet with Vinland on a quarterly basis to review Vinland’s proposal to drill not less than 25 nor more than 40 gross wells in Appalachia, in which we will own an approximate 40% working interest, in any quarter. Up to 20% of the proposed wells may be carried over and added to the wells to be drilled in the subsequent quarter, provided that Vinland is required to drill at least 100 gross wells per calendar year. If Vinland proposes the drilling of less than 25 gross wells in any quarter we have the right to direct the drilling of up to a total of 14 wells, in which we will own an approximate 100% working interest, in a given quarterly period. If Vinland drills its minimum commitment, we do not have the ability to drill our own additional wells in the AMI. If either party elects not to participate in the drilling of the proposed wells or future operations with respect to drilled wells, such party forfeits all right, title and interest in the natural gas and oil production that may be produced from such wells. The participation agreement will remain in place until January 5, 2012 and shall continue thereafter on a year to year basis until such time as either party elects to terminate the agreement. The obligations of the parties with respect to the drilling program described above will expire on January 5, 2011, after which we each will have the right to propose the drilling of wells within the AMI and thereby offer participation in such proposed drilling to the other party and if either party elects not to participate in such proposed drilling operation or future operations with respect to drilled wells, such party forfeits all right, title and interest in the natural gas and oil production that may be produced from such wells. During the year ended December 31, 2007, we paid our share of the costs associated with the drilling program under the participation agreement, which was $12.8 million.

Gathering and Compression Agreements

On April 18, 2007 but effective as of January 5, 2007, we entered into gathering and compression agreements with an affiliate of Vinland, Vinland Energy Gathering, LLC (“Vinland Gathering”). Under these agreements, Vinland Gathering will gather, compress, deliver and provide the services necessary for us to market our natural gas production in the area of mutual interest. Vinland Gathering delivers our natural gas production to certain designated interconnects with third-party transporters. We pay Vinland Gathering a fee of $0.25 per Mcf, plus our proportionate share of fuel and line loss for producing wells as of January 5, 2007. For all wells drilled after January 5, 2007 we pay Vinland Gathering a fee of $0.55 per Mcf, plus our proportionate share of fuel and line loss. When determining the fee of $0.25 per Mcf, we considered Vinland Gathering’s costs to provide us with such services and how much a third party would charge us to perform such services. We determined that a fee of $0.25 per Mcf reimburses Vinland Gathering for its actual costs for providing these services to us and is less than the amount that a third party would charge us to perform these services. When determining the fee of $0.55 per Mcf, we considered the incremental capital costs that Vinland Gathering would incur as a result of connecting new wells to the system, and we adjusted the fee accordingly. The gathering and compression rates will increase by 11% on January 1, 2011, and shall be adjusted annually thereafter based on a published wage index adjustment factor. During the year ended December 31, 2007, we paid Vinland Gathering $1.2 million pursuant to the gathering and compression agreement.

Following our initial public offering, we also assumed certain transportation agreements that Vinland had with Delta Natural Gas with respect to volumes of gas produced in Kentucky. Delta receives gas from various interconnects with Vinland and redelivers said volumes to Columbia Gas Transmission. We pay Delta $0.27 per MMBtu plus a fuel charge equal to 2% of volume for this transportation service.

In addition, following our initial public offering, we assumed 7,000 MMBtu/day of firm transportation that Vinland had on the Columbia Gas Transmission system. We pay Columbia Gas $0.22 per MMBtu plus a fuel charge equal to 2% of volume for this firm transportation right. This volume was approximately 49% of our total 2007 production.

Operating Agreements and Well Services Agreements

All wells drilled under the participation agreement are subject to an operating agreement and accompanying accounting procedures whereby Vinland is the operator of such wells. Failure of any working interest owner to participate in future operations will result in forfeiture of its interest in the applicable well. All proved developed producing wells that are owned by us in Appalachia are operated by Vinland pursuant to a well services agreement and accompanying accounting procedures. Vinland contracts for substantially all services provided under this agreement with third-party contractors.

Indemnity Agreement

In connection with the separation of our operating company and Vinland (the “Restructuring Plan”), we entered into an indemnity agreement with Nami Resources, LLC and Vinland wherein Nami Resources, LLC and Vinland agreed to indemnify one of our subsidiaries, Trust Energy Company, LLC, for all liabilities, judgments and damages that may arise in connection with certain litigation that Nami Resources, LLC is a party to, Asher Land and Mineral, Ltd. V. Nami Resources Company, LLC, Bell Circuit Court, Civil Action No. 06-CI-00566. On September 11, 2007, the indemnity agreement was amended to add us and Vanguard Natural Gas, LLC as parties to the agreement. In addition, Nami Resources, LLC and Vinland agreed to provide for the defense of any such claims against us. The indemnities agreed to by Nami Resources, LLC and Vinland in this agreement will remain in place until the resolution of the Asher litigation.

Revenue Payment Agreement

We own a contract right from Vinland to receive approximately 99% of the net proceeds, after deducting royalties paid to other parties, severance taxes, third-party transportation costs, costs incurred in the operation of wells and overhead costs, from the sale of production from certain producing oil and gas wells located within the Asher lease, which accounted for approximately 4.5% of our estimated proved reserves as of December 31, 2007. During the year ended December 31, 2007, we have received revenue payments of $1.8 million pursuant to this agreement.

Registration Rights Agreement

We entered into a registration rights agreement with certain private investors, including Lehman Brothers MLP Opportunity Fund, Third Point Partners LP, Third Point Partners Qualified LP and BLRTQS Partners (together, the “Private Investors”). In the registration rights agreement we agreed, upon completion of our initial public offering, to register the units issuable to the Private Investors. Specifically, we agreed:

•	to file with the SEC, within 90 days after the closing date of the initial public offering, a registration statement (a “shelf registration statement”);
•	to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act within 180 days after the closing of the initial public offering, and if we do not do so, to pay certain liquidated damages to the Private Investors until such a shelf registration statement is declared effective;
•	to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the units covered by the shelf registration statement have been sold, transferred or otherwise disposed of:
•	pursuant to the shelf, or any other, registration statement;
•	pursuant to Rule 144 under the Securities Act;
•	to us or any of our subsidiaries; or
•	in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee of the units.

The registration rights agreement also provides that the required date for causing the shelf registration to become effective may be modified or waived by means of a written amendment signed by us and the holders of a majority of the units issuable to the Private Investors. Due to our recent acquisition of certain oil and natural gas properties in the Permian Basin of West Texas and Southeastern New Mexico from the Apache Corporation and the need for audited financial statements for such assets to be included in the shelf registration statement, we expect that such a modification or waiver will be required.

Omnibus Agreement

Upon the closing of our initial public offering, we entered into an omnibus agreement with Nami. Under the omnibus agreement, Nami agreed to indemnify us after the closing of the initial public offering against certain liabilities relating to:

•	until 60 days after the applicable statute of limitations, any of our income tax liabilities, or any income tax liability attributable to the operation of our properties or those of any of our subsidiaries, including taxes resulting from the consummation of our formation or the Restructuring Plan, in each case relating to periods prior to and including the closing of our private equity offering in April 2007;
•	for a period of one year after the closing of our private equity offering in April 2007, the failure to have all necessary consents and governmental permits where such failure renders us unable to use and operate our assets in substantially the same manner in which they were used and operated immediately prior to the closing of our private equity offering in April 2007, provided that (i) the aggregate amount payable to us pursuant to this bullet point does not exceed $1,000,000 and (ii) amounts are only payable to us pursuant to this bullet point after liabilities relating to this bullet point have exceeded $250,000;
•	for a period of three years after the closing of our private equity offering in April 2007, our failure to have good and defeasible title to our assets as required to operate our assets in the manner operated at the time of our initial public offering, provided that (i) the aggregate amount payable to us pursuant to this bullet point does not exceed (A) $15,000,000 for claims relating to this bullet point made before the end of the first year, (B) $12,500,000 for claims relating to this bullet point made before the end of the second year and (C) $10,000,000 for claims relating to this bullet point made before the end of the third year and (ii) amounts are only payable to us pursuant to this bullet point after liabilities relating to this bullet point have exceeded $250,000;
•	for a period of three years after the closing of our private equity offering in April 2007, environmental liabilities relating to periods prior to the closing of our private equity offering in April 2007, including (i) any violation or correction of violation of environmental laws associated with our assets, where a correction of violation would include assessment, investigation, monitoring, remediation, or other similar action and (ii) any event, omission or condition associated with the ownership of our assets (including presence of hazardous materials), including (A) the cost and expense of any assessment, investigation, monitoring, remediation or other similar action and (B) the cost and expense of any environmental or toxic tort litigation, provided that (i) the aggregate amount payable to us pursuant to this bullet point does not exceed $1,500,000 and (ii) amounts are only payable to us pursuant to this bullet point after liabilities relating to this bullet point have exceeded $250,000; and
•	until April 18, 2009, all assets and liabilities we conveyed in the Restructuring Plan to Vinland or its affiliates, provided that the aggregate amount payable to us pursuant to this bullet point does not exceed $250,000.

Report of the Audit Committee

The role of the audit committee of the Board of Directors is to assist the Board of Directors in its oversight of Vanguard’s responsibility relating to: (i) the integrity of Vanguard’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Vanguard’s internal auditors and independent registered public accounting firm; (v) risk assessment; and (vi) risk management. We operate pursuant to a charter that was created by Vanguard’s Board of Directors in October 2007, a copy of which is available on Vanguard’s website at www.vnrllc.com. Vanguard’s management is responsible for the preparation, presentation and integrity of Vanguard’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing Vanguard’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm has free access to the audit committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent registered public accounting firm. We rely without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent registered public accounting firm to Vanguard is compatible with maintaining the independent registered public accounting firm’s independence and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reports and discussions described in this report, we recommended to the Board of Directors that the audited financial statements be included in Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

W. Richard Anderson, Chairman
Loren Singletary
Bruce W. McCullough

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

EXECUTIVE OFFICERS

Certain information concerning Vanguard Natural Resources, LLC’s executive officers as of the date of this Proxy Statement is set forth below.

Name	Age	Position with Our Company
Scott W. Smith	50	President, Chief Executive Officer and Director
Richard A. Robert	42	Executive Vice President, Chief Financial Officer and Secretary
Britt Pence	47	Vice President of Engineering

Scott W. Smith  is our President, Chief Executive Officer and Director and has served as President and Chief Executive Officer since October 2006 and as Director since March 2008. Prior to joining us, since July 2004, Mr. Smith was involved in numerous oil and gas activities, including serving as President of Ensource Energy Company, LLC during its tender offer for the units of the Eastern American Natural Gas Trust (NYSE:NGT). He has over 25 years of experience in the energy industry, primarily in business development, marketing, and acquisition and divestiture of producing assets and exploration/exploitation projects in the energy sector. Mr. Smith’s experience includes evaluating, structuring, negotiating and managing business and investment opportunities, including energy investments similar to our targeted investments totaling approximately $400 million as both board member and principal investor in Wiser Investment Company LLC, the largest shareholder in The Wiser Oil Company (NYSE:WZR) until its sale to Forest Oil Corporation (NYSE:FST) in June of 2004. From June 2000 to June 2004, Mr. Smith served on the Board of Directors of The Wiser Oil Company. Mr. Smith was also a member of the executive committee of The Wiser Oil Company. From January of 1998 to June of 1999, Mr. Smith was the co-manager of San Juan Partners, LLC, which established control of Burlington Resources Coal Seam Gas Trust (NYSE:BRU), which was subsequently sold to Dominion Resources, Inc.

Richard A. Robert  is our Executive Vice President, Chief Financial Officer and Secretary and has served in such capacities since January of 2007. Prior to joining us, Mr. Robert was involved in a number of entrepreneurial ventures and provided financial and strategic planning services to a variety of energy-related companies since 2003. He was Vice President of Finance for Enbridge US, Inc., a natural gas and oil pipeline company, after its acquisition of Midcoast Energy Resources, Inc. in 2001 where Mr. Robert was Chief Financial Officer and Treasurer. He held these positions from 1996 through 2002 and was responsible for acquisition and divestiture analysis, capital formation, taxation and strategic planning, accounting and risk management, and investor relations. Mr. Robert is a certified public accountant. Mr. Robert also serves as a member of the Board of Directors of Momentum Biofuels, Inc. and has served in such capacity since May of 2007.

Britt Pence  is our Vice President of Engineering and has served in such capacity since May of 2007. Prior to joining us, since 1997, Mr. Pence was an Area Manager with Anadarko Petroleum Corporation supervising evaluation and exploitation projects in coalbed methane fields in Wyoming and conventional fields in East Texas and the Gulf of Mexico. Prior to joining Anadarko, Mr. Pence served as a reservoir engineer with Greenhill Petroleum Company from 1991 – 1997 with responsibility for properties in the Permian Basin, South Louisiana and the Gulf of Mexico. From 1983 – 1991, Mr. Pence served as reservoir engineer with Mobil with responsibility for properties in the Permian Basin. Mr. Pence is a Registered Professional Engineer in the State of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We did not have a formalized program for determining executive compensation in 2007. In fact, all of our named executive officers received most of their compensation under written employment agreements that were negotiated in connection with their employment. In each of these instances, our Board of Directors approved the employment agreement and the terms negotiated at the time in light of specific circumstances, as all of the compensation decisions were made prior to our initial public offering and prior to the formation of our compensation committee.

The employment agreements and compensation terms for each of our executive officers were generally established on the dates of hire by negotiation with the individual officer and by comparison to the compensation packages of similarly positioned officers of other companies in our industry, such as Linn Energy, LLC and Breitburn Energy Partners, L.P. Mr. Smith was our initial executive officer, and at the time of his hire date, Mr. Smith and Majeed S. Nami, as our sole owner at the time, negotiated Mr. Smith’s compensation package, the compensation package of a potential Chief Financial Officer, and the aggregate amount of equity grants to be made to all of management, which consists of the 420,000 Class B units issued prior to the completion of this offering and the 40,000 common units to be issued to employees and/or directors following the completion of this offering. Mr. Robert was hired in January 2007 and his employment agreement and compensation terms ultimately consisted of the terms previously negotiated between Mr. Smith and Mr. Nami in respect of the Chief Financial Officer. Mr. Pence was hired after the Restructuring Plan, and his employment agreement was negotiated between Mr. Pence and Mr. Smith and approved by Messrs. Blake and Wagene, as the members of our Board of Directors in place at that time.

Our primary goal with respect to executive compensation has been to attract and retain the most talented and dedicated executives possible. We also intend to link annual and long-term cash incentives to the achievement of specified performance objectives and to align executives’ incentives with creation of Unitholder value. To achieve these goals, we expect that our compensation committee will implement and maintain compensation plans that tie a portion of executive overall compensation to our financial and operational performance, as measured by our ability to generate stable cash flows allowing us to make quarterly cash distributions to our Unitholders and over time to increase our quarterly cash distributions. We expect that our compensation committee will evaluate individual executive performance with a goal of setting compensation levels it believes are comparable with executives in other companies of similar size and stage of development engaged in the acquisition, development and exploitation of mature, long-lived natural gas and oil properties while also considering our relative performance and our own strategic goals.

The Compensation Committee

The compensation committee of our Board of Directors, which was formed during 2007 in connection with our initial public offering, has overall responsibility for the approval, evaluation and oversight of all our compensation plans, policies and programs. The primary purpose of the compensation committee is to assist the Board of Directors in fulfilling its duties relating to compensation matters. The fundamental responsibilities of the compensation committee are (i) to establish our goals, objectives and policies relevant to the compensation of senior management, and evaluate performance in light of those goals to determine compensation levels, (ii) to approve and administer our incentive compensation plans, (iii) to set compensation levels and make awards under incentive compensation plans that are consistent with our compensation principles and the performance of our company and its senior management and employees, and (iv) prepare and review appropriate disclosures relating to compensation. The compensation committee also has responsibility for evaluating and making a recommendation to our Board of Directors regarding compensation for service on our Board of Directors.

The Compensation-Setting Process

Compensation Committee Meetings.  Our compensation committee intends to meet annually in December and in the first quarter of each fiscal year and also hold additional meetings as required to carry out its duties. The chairman of the compensation committee works with our Chief Executive Officer to establish each meeting agenda.

In March 2008, the compensation committee discussed the establishment of the following annual process for establishing executive compensation. This process will commence in December 2008, and each year thereafter at the compensation committee’s December meeting where a determination will be made of base salaries for the succeeding calendar year. At each following regular first quarter meeting, the compensation committee will consider equity awards, either in the form of restricted unit grants or unit option awards or both under our Long-Term Incentive Plan, or LTIP, for the previous year based upon the achievement of individual and company financial objectives. Also, during that meeting, the compensation committee will approve qualitative as well as quantitative individual performance objectives under our LTIP and recommend financial company objectives, consisting of at least three specific financial performance targets under this plan, for consideration by our Board of Directors at its regular first quarter meeting. The compensation committee will also evaluate the compensation paid to our independent directors at its regular first quarter meeting and, to the extent it deems appropriate, make recommendations for adjustments to the Board of Directors.

Due to our initial public offering in October 2007, this compensation process was not yet established for our 2007 executive performance and compensation evaluation. Our initial public offering established a basis for comparison to companies with a legal structure similar to a master limited partnership. As such, the compensation committee required more time and information to fairly and objectively set financial targets and develop a comparable peer group. In December 2007 and the first quarter of 2008, we were recruiting and building our compensation committee and, as a result, performance targets under the LTIP have not yet been finalized for 2008. In March 2008, the compensation committee met and discussed compensation for our officers and directors for 2008. At the meeting, the compensation committee decided to (i) engage the services of a compensation consultant to finalize all 2008 financial company performance objectives and obtain approval of the objectives by our Board of Directors no later than June 30, 2008, (ii) postpone the determination of LTIP awards and changes to independent director compensation pending the engagement of the compensation consultant and (iii) increase the base salaries of each of Messrs. Smith, Robert and Pence to $225,000 effective May 1, 2008.

The compensation committee meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer. With respect to compensation for all other named executive officers, the compensation committee meets with our Chief Executive Officer outside the presence of all our other executive officers. When compensation decisions are not being considered, the compensation committee typically meets in the presence of our Chief Executive Officer and our Chief Financial Officer. Depending upon the agenda for a particular meeting, the compensation committee may also invite other executives to participate in compensation committee meetings. The compensation committee also meets in executive session without management. The chairman of the compensation committee works with our Chief Executive Officer to assemble meeting materials, which are distributed to compensation committee members for review in advance of each meeting.

Role of Executive Officers.  Except with respect to his own compensation, our Chief Executive Officer, with advice from our other executive officers as appropriate, plays a significant role in the compensation committee’s establishment of compensation levels for our executive officers. The most significant aspects of his role in the process are:

•	evaluating performance;
•	recommending financial objectives and individual objectives; and
•	recommending base salary levels and LTIP awards.

Elements of Compensation

Executive compensation currently consists of following elements:

Base Salary.  Base salaries established for our named executive officers were generally established on the dates of hire by negotiation with the individual officer and by comparison to the compensation packages of similarly positioned officers of other companies in our industry, such as Linn Energy, LLC and Breitburn Energy Partners, L.P. We used the compensation packages of the executive officers of these companies as a starting point for our negotiations when the employment agreements for our officers were entered into. The compensation committee has decided to engage the services of a compensation consultant, which will assist the committee in determining our peer group for future determinations.

Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of unit-based awards. We adopted the Vanguard Natural Resources, LLC Long-Term Incentive Plan prior to the consummation of our initial public offering, which permits the grant of our units, unit options, restricted units, phantom units and unit appreciation rights. The compensation committee has the authority under theplan to award incentive compensation to our executive officers in such amounts and on such terms as the committee determines in its sole discretion.

Currently, we do not maintain any incentive compensation plans based on pre-defined performance criteria. We expect that the compensation committee will implement and maintain one or more plans that are based on such criteria. Incentive compensation is intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives are expected to vary depending on the individual executive, but are expected to relate generally to strategic factors such as expansion of our services and to financial factors such as improving our results of operations and increasing our quarterly cash distributions. We expect such performance targets will include increases in our quarterly cash distributions to our Unitholders, proved reserves and production. The actual amount of incentive compensation for each year will be determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of the next year.

Other Employee Grants.  Prior to the completion of our initial public offering, we granted to Richard A. Robert and Britt Pence options to purchase an aggregate of 100,000 units and 75,000 units, respectively, under our long-term incentive plan with an exercise price equal to the initial public offering price. The decision to grant Richard A. Robert and Britt Pence these options was made when their employment agreements were negotiated. We also intend to grant annually to Mr. Smith and Mr. Robert pursuant to their employment agreements, phantom units in amounts equal to 1.0% of our units outstanding at that time. The Company will bear the cost of said grants. The 2008 phantom units were granted on March 27, 2008 and, pursuant to their employment agreements, in amounts equal to 1.0% of our units outstanding on January 1, 2008. An additional grant will be made each year thereafter that their employment agreements remain in effect. The amount paid in either cash or units on these phantom units will be in an amount equal to the appreciation in value of the units, if any, from the date of the grant until the determination date, plus cash distributions paid on the units, less an 8% hurdle rate.

These grants are intended to reward these individuals for their prior service with our company and their efforts in connection with the initial public offering, to encourage performance following the completion of the initial public offering, and to align the interests of management with those of our Unitholders.

Other Compensation.  Our executive officers’ employment agreements provide the executive with certain other benefits, including reimbursement of business and entertainment expenses. Each executive is eligible to participate in all benefit plans and programs that are or inthe future may be available to other executive employees of our company, including any profit-sharing plan, thrift plan, health insurance or health care plan, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and other similar plans. The compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are typically provided to senior executives of comparable companies in our industry.

2007 Executive Compensation Components

As described above, we did not have a formalized program for determining executive compensation in 2007. In fact, all of our named executive officers received most of their compensation under written employment agreements that were negotiated in connection with their employment. In each of these instances, our sole owner or Board of Directors approved the employment agreement and the terms negotiated at the time in light of specific circumstances, as all of the compensation decisions were made prior to our initial public offering and prior to the formation of our compensation committee. For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:

•	Short-term compensation:
•	base salary
•	distributions on restricted Class B units and phantom unit awards
•	Long-term equity compensation:
•	restricted Class B units
•	unit option grants
•	Retirement and other benefits.

Base Salary

We provide named executive officers and other employees with a base salary to provide them with a reasonable base level of monthly income relative to their role and responsibilities they perform during the fiscal year. Base salaries paid to our named executive officers in 2007 were generally established on the date of hire by negotiation with the individual officer and available market data.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of our executives are based on the compensation committee’s assessment of the individual’s performance. During its review of base salaries for executives, the compensation committee will primarily consider:

•	market data to be provided by outside consultants;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.

For 2008, the base salaries of Messrs. Smith, Robert and Pence were each increased to $225,000 on March 27, 2008 and are effective as of May 1, 2008.

Quarterly Cash Distributions on Unvested Restricted Unit Awards and Phantom Unit Awards

Participants, including named executive officers, who receive restricted unit grants or phantom units grants under the LTIP receive distributions paid on the units awarded, with the units being retained in our custody and subject to restrictions on sale or transfer until after termination of employment. Alternatively, participants may elect to defer all or any portion of this benefit in the form of units with restricted transferability. Each of our named executive officers for the fiscal year ended December 31, 2007, received the following distributions on their restricted units in 2007:

Name	2007 Distributions on Unvested Restricted Units(1)	2007 Distributions on Phantom Units(2)
Scott W. Smith	$223,233	—
Richard A. Robert	$116,267	—
Britt Pence	$17,979	—

(1)	These amounts represent distributions received by executive officers on Class B Units granted pursuant to their respective employment agreements.
(2)	As of December 31, 2007, none of our named executive officers had received grants of phantom units under the LTIP.

Long-Term Incentive Compensation

We have adopted the Vanguard Natural Resources, LLC Long-Term Incentive Plan (the “LTIP”) for employees, consultants and directors and employees of our’s and our affiliates who perform services for us. The long-term incentive plan will consists of: unit grants, unit options, restricted units, phantom units and unit appreciation rights. The LTIP limits the number of units that may be delivered pursuant to awards to 1,000,000 units. The plan is administered by the compensation committee of our Board of Directors.

The long-term incentive plan does not provide for formulaic or automatic grants of any awards. It is a traditional omnibus plan, i.e., one that permits the grant of various types of awards (units, options, appreciation rights, restricted units and phantom units) as determined by our compensation committee, in its sole discretion. The LTIP is designed to give the compensation committee the maximum flexibility in determining when to grant awards, to whom awards will be granted, the type and amount of awards and the general terms (vesting, performance criteria and other matters) of each award. Awards may vary between individuals, between classes of individuals, by year or on any other basis the compensation committee determines to be appropriate.

The only limitations on the compensation committee’s discretion with respect to grants are, in general, (i) no more than 1,000,000 units may be delivered pursuant to awards granted under the LTIP, of which no more than 500,000 may be delivered with respect to restricted unit grants, and the minimum exercise price for options and appreciation rights may not be less than the closing sales price of a unit on the date of grant and (ii) awards may be granted to any of our directors, employees or consultants or any of our affiliates. Like most companies, the compensation committee has decided that it will use the services of a compensation consultant in determining which individuals who perform services (directly or indirectly) for our benefit will receive awards, the type of award or awards, the amount and the performance and vesting terms of such awards. It is anticipated that awards will be made only once a year to employees, in general.

Our Board of Directors and the compensation committee of the Board of Directors have the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to Unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant.

Subject to applicable law or NYSE Arca rules, our Board of Directors may at any time amend or terminate the LTIP without Unitholder approval. The compensation committee may amend or terminate any outstanding award without approval of the participant; however, no such amendment or termination may be made that would otherwise adversely impact a participant, without the consent of the participant.

Unit Grants

A unit grant is a unit that is vested immediately upon issuance. In the future, the compensation committee may determine to make grants under the plan to employees and members of our Board of Directors.

Restricted Unit Awards

A restricted unit is a unit that vests over a period of time and that during such time is subject to forfeiture. In the future, the compensation committee may determine to make additional grants of restricted units under the plan to employees, consultants and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which restricted units (and distributions related to such units) granted to employees, consultants and members of our Board of Directors will vest. The compensation committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of our company, as defined in the LTIP, unless provided otherwise by the compensation committee.

If a grantee’s employment, consulting relationship or membership on the Board of Directors terminates for any reason, the grantee’s restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise. Units to be delivered as restricted units may be units issued by us, units acquired by us in the open market, units acquired by us from any other person or any combination of the foregoing. If we issue new units upon the grant of the restricted units, the total number of units outstanding will increase.

Unit Option Awards

A unit option is a right to purchase a unit at a specified price. The long-term incentive plan permits the grant of options covering units. In the future, the compensation committee may determine to make grants under the LTIP to employees, consultants and members of our Board of Directors containing such terms as the compensation committee shall determine. Unit options will have an exercise price that will not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee, although vesting may accelerate upon the achievement of specified financial objectives. In addition, the unit options will become exercisable upon a change in control of our company, unless provided otherwise by the compensation committee. If a grantee’s employment, consulting relationship or membership on the Board of Directors terminates for any reason, the grantee’s unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provides otherwise.

Upon exercise of a unit option (or a unit appreciation right settled in units), we will issue new units, acquire units on the open market or directly from any person or use any combination of the foregoing, in the compensation committee’s discretion. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase.

Phantom Units

A phantom unit entitles the grantee to receive, upon the vesting of the phantom unit, cash equivalent to the value of the phantom unit or, in the discretion of the grantee, the number of common units equal to the value of the phantom unit. In the future, the compensation committee may determine to make grants of phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which future grants of phantom units granted to employees, consultants and members of our Board of Directors will vest. The compensation committee may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a change of control of our company, unless provided otherwise by the committee.

If a grantee’s employment, consulting relationship or membership on the Board of Directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise. Units to be delivered upon the vesting of phantom units may be units issued by us, units acquired by us in the open market, units acquired by us from any other person or any combination of the foregoing. If we issue new units upon vesting of the phantom units, the total number of units outstanding will increase. The compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units while the phantom units are outstanding.

Unit Appreciation Rights

The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive all or part of the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash or a combination thereof, as determined by the compensation committee in its discretion. Initially, we do not expect to grant unit appreciation rights under our long-term incentive plan. In the future, the compensation committee may determine to make grants of unit appreciation rights under the plan to employees, consultants and directors containing such terms as the compensation committee shall determine. Unit appreciation rights will have an exercise price that will not be less than the fair market value of the units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit appreciation rights will become exercisable upon a change of control of our company, unless provided otherwise by the committee. If a grantee’s employment, consulting relationship or membership on the Board of Directors terminates for any reason, the grantee’s unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or compensation committee provides otherwise.

Class B Units

We established a series of Class B units for issuance to management pursuant to our Class B unit plan. We issued 240,000 Class B units and 125,000 Class B units to Messrs. Smith and Robert, respectively in April 2007 and issued 50,000 Class B units to Britt Pence and 5,000 units to Patty Avila-Eady on August 15, 2007. There are an additional 40,000 Class B units available to be issued in the future. The Class B units have substantially the same rights as the common units and, upon vesting, will become convertible at the election of the holder into common units. Unless the context otherwise requires, all references to our “common units” or our “units” refer collectively to our common units and our Class B units, each representing a membership interest in us.

Retirement and Other Benefits

Termination Arrangements and Change in Control Provisions

We maintain employment and other compensatory agreements with our named executive officers to ensure they will perform their roles for an extended period of time. These agreements are described in more detail elsewhere in this Proxy Statement. Please read “Narrative Disclosure to Summary Compensation Table.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a change in control, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable agreement.

The employment and other compensatory agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Change in Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our Unitholders. As a result, we provide severance compensation to certain executive officers if the officer’s employment is terminated following a change in control transaction to promote the ability of the officer to act in the best interests of our Unitholders even though his or her employment could be terminated as a result of the transaction.
•	Termination Without Cause. If we terminate the employment of certain executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions one year after termination. Both parties have mutually agreed to severance terms that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of the company and its Unitholders.

Perquisites

We believe in a simple, straight-forward compensation program and as such, named executive officers are not provided unique perquisites or other personal benefits. The compensation committee periodically reviews the use of potential perquisites that could result in personal benefits to our named executive officers. Consistent with the compensation committee’s strategy, no perquisites or other personal benefits have or are expected to exceed $10,000 for any of our named executive officers.

Retirement Savings Plan

Beginning on January 15, 2008, all employees, including our named executive officers may participate in our Retirement Savings Plan, or 401(k) Plan. We provide this plan to help our employees save for retirement in a tax-efficient manner. Each employee may currently make pre-tax contributions of up to $15,500 of their base salary. We are making “safe harbor” contributions to the 401(k) Plan equaling 4% of compensation (subject to certain adjustments) for each eligible employee, including the named executive officers (up to a maximum amount of $9,000) for 2008. As contributions are made throughout the year, plan participants become fully vested in the amounts contributed.

Nondiscriminatory Health and Welfare Benefits

All eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Tax and Accounting Implications

Accounting for Unit-Based Compensation

We account for unit-based payments for all awards under our LTIP in accordance with the requirements of FASB Statement 123(R). The compensation committee reviews the FAS 123(R) grant date value in connection with granting equity awards.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

John R. McGoldrick, Chairman
Loren Singletary
Bruce W. McCullough

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference into any filing except to the extent the foregoing report is specifically incorporated by reference therein.

2007 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and our one other most highly compensated executive officer for the fiscal year ended December 31, 2007 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)(2)	Option Awards ($)	Total ($)
Scott W. Smith President, Chief Executive Officer and Director	2007	$200,000	$1,296,000	—	$1,496,000
Richard A. Robert Executive Vice President, Chief Financial Officer and Secretary	2007	$200,000	$675,000	$52,270	$927,270
Britt Pence(3) Vice President of Engineering	2007	$125,648	$129,545	$39,202	$294,395

(1)	The amounts in these columns reflect the non-cash compensation recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) of awards pursuant to the LTIP and the Class B Units Plan and thus include amounts from awards granted during 2007. No awards were made in prior years. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Distributions paid during 2007 on issued, but unvested Class B units pursuant to the unit awards are not shown in this table.
(3)	Mr. Pence began his employment on May 15, 2007 and therefore compensation amounts reflected in the table only reflect compensation from May 15, 2007 through December 31, 2007.

Narrative Disclosure to the 2007 Summary Compensation Table

The employment agreements and compensation terms for each of our executive officers were generally established on the dates of hire by negotiation with the individual officer and by comparison to the compensation packages of similarly positioned officers of other companies in our industry, such as Linn Energy, LLC and Breitburn Energy Partners, L.P. Mr. Smith was our initial executive officer, and at the time of his hire date, Mr. Smith and Majeed S. Nami, as our sole owner at the time, negotiated Mr. Smith’s compensation package, the compensation package of a potential Chief Financial Officer, and the aggregate amount of equity grants to be made to all of management, which consists of the 420,000 Class B units issued prior to the completion of this offering and the 40,000 common units to be issued to employees and/or directors following the completion of this offering. Mr. Robert was hired in January 2007 and his employment agreement and compensation terms ultimately consisted of the terms previously negotiated between Mr. Smith and Mr. Nami in respect of the Chief Financial Officer. Mr. Pence was hired after the Restructuring Plan, and his employment agreement was negotiated between Mr. Pence and Mr. Smith and approved by Messrs. Blake and Wagene, as the members of our Board of Directors in place at that time.

Because of their different positions and responsibilities and dates of hire, our executive officers did not each receive the same compensation terms. For example, Mr. Smith received more Class B units than Messrs. Robert and Pence because of his responsibilities as our President and Chief Executive Officer, and Mr. Robert received more Class B units than Mr. Pence because of his responsibilities as our Executive Vice President and Chief Financial Officer. Further, Messrs. Smith and Robert were employees at the time of and assisted with the completion of the Restructuring Plan. In addition, Messrs. Smith and Robert will each receive an annual grant of phantom units in an amount equal to 1.0% of the outstanding units because of their positions and responsibilities as well as their length of employment.

Scott W. Smith.  We have entered into an employment agreement with Scott W. Smith, who serves as our President, Chief Executive Officer and Director. Mr. Nami, as our sole owner at the time we hired Mr. Smith, determined the amount of executive compensation to be paid to Mr. Smith. When negotiating the terms of Mr. Smith’s compensation, Mr. Nami and Mr. Smith considered the compensation packages of similarly positioned officers of other companies in our industry, such as Linn Energy, LLC and Breitburn Energy Partners, L.P. Mr. Smith’s employment agreement is for a three year term and will renew each year thereafter for a one year term unless cancelled by either party upon 90 days’ prior written notice. The compensation consists of a base salary of $200,000 per year, subject to increases as determined to be appropriate by our Board of Directors who approved an increase to $225,000 on March 27, 2008 to be effective on May 1, 2008, and health and other benefits as are standard in the industry. Commencing in 2008, Mr. Smith receives annual grants of phantom units in amounts equal to 1.0% of the units outstanding at the time of each grant. Vanguard will bear the cost of said grants. The 2008 phantom units were granted on March 27, 2008 and, pursuant to the employment agreement, in an amount equal to 1.0% of our units outstanding on January 1, 2008. Additional grants will be made each year thereafter that his employment agreement remains in effect. The amount paid in either cash or units on these phantom units will be in an amount equal to the appreciation in value of the units, if any, from the date of the grant until the determination date (the end of our fiscal year), plus cash distributions paid on the units, less an 8% hurdle rate. The employment agreement was amended at the time of the Restructuring Plan for purposes of establishing the form of management equity compensation and to reduce the vesting period of such equity compensation from three to two years. The purpose of the reduction in vesting terms was to adjust for the amount of time that we expected to lapse prior to the completion of our initial public offering, and such reduction was the only change in compensation to Mr. Smith.

Richard A. Robert.  We have entered into an employment agreement with Richard A. Robert, who serves as our Executive Vice President, Chief Financial Officer and Secretary. Mr. Robert’s employment agreement was negotiated between Mr. Robert and Mr. Smith and was approved by Mr. Nami, as our sole owner. When negotiating the terms of Mr. Robert’s compensation, Mr. Nami, Mr. Smith and Mr. Robert considered the compensation packages of similarly positioned officers of other companies in our industry, such as Linn Energy, LLC and Breitburn Energy Partners, L.P. Mr. Robert’s employment agreement is for a three year term and will renew each year thereafter for a one year term unless cancelled by either party upon 90 days’ prior written notice. The compensation consists of a base salary of $200,000 per year, subject to increases as determined to be appropriate by our Board of Directors who approved an increase to $225,000 on March 27, 2008 to be effective on May 1, 2008, and health and other benefits as are standard in the industry. In addition, upon the completion of our initial public offering, Mr. Robert received options to purchase 100,000 units at the initial public offering price. The term of these options is five years. Commencing in 2008, Mr. Robert receives annual grants of phantom units in an amount equal to 1.0% of the units outstanding at the time of each grant. Vanguard will bear the cost of said grants. The 2008 phantom units were granted on March 27, 2008 and, pursuant to the employment agreement, in an amount equal to 1.0% of our units outstanding on January 1, 2008. Additional grants will be made each year thereafter that his employment agreement remains in effect. The amount paid in either cash or units on these phantom units will be in an amount equal to the appreciation in value of the units, if any, from the date of the grant until the determination date (the end of our fiscal year), plus cash distributions paid on the units, less an 8% hurdle rate. The employment agreement was amended at the time of the Restructuring Plan for purposes of establishing the form of management equity compensation and to reduce the vesting period of such equity compensation from three to two years. The purpose of the reduction in vesting terms was to adjust for the amount of time that we expected to lapse prior to the completion of our initial public offering, and such reduction was the only change in compensation to Mr. Robert.

Britt Pence.  We have entered into an employment agreement with Britt Pence, who serves as our Vice President of Engineering. Mr. Pence’s employment agreement was negotiated between Mr. Pence and Mr. Smith and approved by Messrs. Blake and Wagene, as members of our Board of Directors in place at that time. The agreement is for a three year term and will renew each year thereafter for a one year term unless cancelled by either party upon 90 days’ prior written notice. The compensation consists of a base salary of $200,000 per year, subject to increases as determined to be appropriate by our Board of Directors who approved an increase to $225,000 on March 27, 2008 to be effective on May 1, 2008, and health and other benefits as are standard in the industry. In addition, upon the completion of our initial public offering, Mr. Pence received options to purchase 75,000 units at the initial public offering price. The term of these options is five years.

2007 Grants of Plan Based Awards

Prior to the completion of our initial public offering, we granted to Richard A. Robert and Britt Pence options to purchase an aggregate of 100,000 units and 75,000 units, respectively, with an exercise price equal to the public offering price in the initial public offering that are subject to a five year exercise period beginning on the first anniversary of the closing of the initial public offering and immediately vest on the date of grant. These grants were made under our LTIP. The following table sets forth the grants of options, restricted units and Class B units we have made under our LTIP or our Class B unit plan to the named executive officers.

Name	Grant Date	All Other Unit Awards; Number of Shares of Unit or Units (#)(1)	All Other Option Awards; Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Unit)(3)	Grant Date Fair Value of Unit Awards ($)(4)	Grant Date Fair Value of Option Awards ($)(4)
Scott W. Smith	04/18/2007	240,000	—	—	$4,320,000	—
Richard A. Robert	04/18/2007	125,000	100,000	$19.00	$2,250,000	$52,270
Britt Pence	08/15/2007	50,000	75,000	$19.00	$950,000	$39,202

(1)	The amounts shown in this column reflect the number of Class B units granted to each named executive officer pursuant to our Class B Unit Plan and the terms of each executive’s employment agreement.
(2)	The amounts shown in this column reflect the number of options granted to each named executive officer pursuant to our LTIP and the terms of each executive’s employment agreement.
(3)	The exercise price is the sales price of our units for our initial public offering.
(4)	The amounts shown in these columns represent the full grant date fair value for each award under FAS 123(R) granted to each named executive. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference. The full grant fair value is the amount we would expense in our financial statements over the award’s vesting period.

Outstanding Equity Awards at December 31, 2007

	Option Awards			Unit Awards
Name	Units Underlying Unexercised Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Unvested Restricted Class B Units		Market Value of Unvested Restricted Class B Units ($)(4)
Scott W. Smith	—	—	—	240,000	(2)	$3,840,000
Richard A. Robert	100,000	$19.00	10/29/2012	125,000	(2)	$2,000,000
Britt Pence	75,000	$19.00	10/29/2012	50,000	(3)	$800,000

(1)	Options expire five years from date of grant.
(2)	These Class B unit awards vest two years from the date of issuance.
(3)	These Class B unit awards vest three years from the date of issuance.
(4)	Based on the closing sales price of our common units on December 31, 2007 of $16.00.

None of our named executive officers exercised any stock options or had any units vest during 2007.

Pension Benefits

We do not provide pension benefits for our named executive officers or other employees. Retirement benefits are provided through the Retirement Savings Opportunity, as discussed previously.

Non-Qualified Deferred Compensation

We do not have a non-qualified deferred compensation plan and as such, no compensation has been deferred by our named executive officers or our other employees. The Savings Plan is a 401(k) deferred compensation arrangement and a qualified plan under section 401(a) of the Internal Revenue Code (the “Code”).

Potential Payments upon Termination or Change of Control

Payments Made upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive will be entitled to receive amounts earned (but unpaid) during his term of employment. Such amounts include:

•	earned, but unpaid base salary;
•	non-equity incentive compensation earned during the fiscal year;
•	unused vacation pay; and
•	amounts contributed and vested through our Savings Plan.

Payments Made upon Termination or Change-in-Control

Trigger Events.  An executive officer’s employment agreement will terminate upon the executive’s death or upon the executive’s disability, which is defined as his becoming unable to substantially perform his duties as an employee as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any 12-month period.

We, by action of our Board of Directors, may also terminate at any time an employment agreement with an executive officer for “cause”, which means: (1) the executive officer’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with us or any willful and material violation of any law, rules or regulation applicable to us, including, but not limited to, those laws, rules or regulations established by the SEC, or any self-regulatory organization having jurisdiction or authority over the executive officer or us, (2) the executive officer’s conviction of, or plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude, (3) a determination by the Board of Directors that the executive officer has materially breached the employment agreement (other than during any period of disability) where such breach is not remedied within 10 days after written demand by the Board of Directors for substantial performance is actually received by the executive officer which specifically identifies the manner in which the Board of Directors believes the executive officer has so breached, or (4) the executive officer’s willful and continued failure to perform his reasonable and customary duties pursuant to his position with us which such failure is not remedied within 10 days after written demand by the Board of Directors for substantial performance is actually received by the executive officer which specifically identifies the nature of such failure. We also may terminate at any time an employment agreement for any other reason, in the sole discretion of our Board of Directors.

The executive may terminate his employment agreement for “good reason,” which means: (1) the assignment to the executive officer of duties and responsibilities that are materially inconsistent with those normally associated with his position excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice given by the executive officer, (2) a reduction in the executive officer’s base salary, (3) the executive officer’s removal from his position as stated in his employment agreement, other than for Cause or by death or disability, (4) the relocation of the executive officer’s principal place of business to a location 50 or more miles from its location as of the effective date of his employment agreement without the executive officer’s written consent, (5) a material breach by us of his employment agreement, which materially adversely affects the executive officer, and the breach is not cured within 20 days after the executive officer provides written notice to us which identifies in reasonable detail the nature of the breach, and (6) our failure to make any payment to the executive officer as required to be made under the terms of his employment agreement, and the breach is not cured within 20 days after the executive officer provides written notice to us which provides in reasonable detail the nature of the payment. Finally, the executive officer may terminate his employment agreement for any other reason, in his sole discretion.

Termination Due to Disability.  If the executive officer’s employment is terminated due to his disability, the executive will be entitled to receive on the date of termination (1) all accrued but unpaid base salary, (2) a prorated amount of the executive officer’s base salary for accrued but unused vacation days, and (3) reimbursements for any reasonable and necessary business expenses incurred by the executive officer prior to the date of termination of his employment agreement in connection with his duties (such amounts are collectively referred to as accrued compensation and reimbursements) and (4) a payment equal to the executive officer’s base salary for 12 months.

Termination Due to Death.  If the executive officer’s employment is terminated due to his death, the executive, his beneficiary or his estate, as applicable, will be entitled to receive on the date of termination (1) accrued compensation and reimbursements, (2) a payment equal to the executive officer’s base salary for 12 months and (3) amounts payable in either cash or units on any phantom units outstanding at the time of the termination, including amounts payable on any unvested phantom units previously granted to the executive officer that will vest upon such termination.

Termination for Good Reason.  If the executive terminates his employment for good reason (as defined above), we shall pay the executive officer (1) his accrued compensation and reimbursements plus (2) a payment equal to the greater of the executive’s base salary for 36 months and the remaining duration of the employment period.

Termination Without Cause.  If the executive is terminated without cause during the term of the agreement, we shall pay the executive officer (1) his accrued compensation and reimbursements plus (2) a payment equal to the greater of the executive’s base salary for 36 months and the remaining duration of the employment period plus (3) amounts payable in either cash or units on any phantom units outstanding at the time of the termination, including amounts payable on any unvested phantom units previously granted to the executive officer that will vest upon such termination.

Termination for Cause or Other Than for Good Reason.  Upon termination for cause or by the executive other than for good reason (each as defined above), the executive officer is only entitled to accrued compensation and reimbursements.

Termination upon a Change of Control.

Change of Control After an Initial Public Offering.  In the event a change of control occurs, the executive officers will be entitled to a lump sum severance payment of three year’s base salary.

Estimated Payments to Executives.  Assuming that each executive was terminated under each of the above circumstances on December 31, 2007 and the value of each restricted unit is equal to $16.00 per unit, the closing price of our units on December 31, 2007, payments and benefits owed to such executives would have an estimated value as set forth in the tables below.

Scott W. Smith	Cash Severance	Value of Accelerated Equity Awards
Without Cause of for Good Reason	$600,000	$3,840,000
Change in Control	$600,000	$3,840,000
Death	$200,000	$3,840,000
Disability	$200,000	$3,840,000
Non-renewal of Agreement	—	—
Other	—	—

Richard A. Robert	Cash Severance	Value of Accelerated Equity Awards
Without Cause of for Good Reason	$600,000	$2,003,931
Change in Control	$600,000	$2,003,931
Death	$200,000	$2,003,931
Disability	$200,000	$2,003,931
Non-renewal of Agreement	—	—
Other	—	—

Britt Pence	Cash Severance	Value of Accelerated Equity Awards
Without Cause of for Good Reason	$600,000	$802,948
Change in Control	$600,000	$802,948
Death	$200,000	$802,948
Disability	$200,000	$802,948
Non-renewal of Agreement	—	—
Other	—	—

Non-Competition Provisions

Each executive’s employment agreement contains non-competition provisions. If an executive’s termination is as a result of the executive’s voluntary termination or termination by us for “cause,” for a period of one year from the date of termination, the executive will not, directly or indirectly:

•	engage in any capacity (i) in any business directly competitive with the business in which we are engaged or (ii) with an entity that is otherwise directly competitive with us within Tennessee and Kentucky;
•	perform for any entity engaged in any business directly competitive with the business in which we are engaged any duty the executive has performed for us that involved the executive’s access to, or knowledge of, our confidential information;
•	induce or attempt to induce any of our customers, suppliers, licensees or other business relations to cease doing business with us or in any way interfere with the relationship between us and any such customer, supplier, licensee or business relation;

•	induce or attempt to induce any of our customers, suppliers, licensees or other business relations with whom the executive had direct business contact in dealings in the course of his employment with us to cease doing business with us or in any way interfere with the relationship between us and any such customer, supplier, licensee or business relation; or
•	solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be our employee, was our employee.

Following an executive’s termination as a result of an executive’s voluntary termination or termination by us for “cause,” the executive may have investments in securities which are issued by an entity involved in or conducting business that is directly competitive with our business, provided that the executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such an entity. The executive is also not prohibited from owning an interest in any entity which conducts business that is directly competitive with our business if such interest was owned when the executive’s employment agreement was entered into.

Director Compensation

We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by us of members of our Board of Directors.

Each independent member of our Board of Directors receives Class B units or restricted common units upon becoming a director as well as compensation for attending meetings of the Board of Directors and committee meetings. The amount of compensation paid to the independent members of our Board of Directors is $7,500 per quarter and an additional $2,500 per quarter for the chairman of the audit committee. In addition, each independent member of our Board of Directors is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Each director is fully indemnified by us for actions associated with being a member of our Board of Directors to the extent permitted under Delaware law and as provided in our limited liability company agreement.

Prior to our initial public offering in October 2007, there were no compensation arrangements in effect for service as a director of our company.

2007 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to independent directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash	Unit Awards ($)(3)	Total ($)
W. Richard Anderson	$10,000	$95,000	$105,000
John R. McGoldrick(2)	—	—	—
Bruce W. McCullough(2)	—	—	—
Loren Singletary(2)	—	—	—

(1)	Messrs. Blake, Wagene and Smith are not included in this table as they are not independent directors and thus receive no compensation for their services as directors.
(2)	Messrs. McGoldrick, McCullough and Singletary were not appointed to the Board of Directors until February 28, 2008 and thus received no compensation for their services as directors for the fiscal year ended December 31, 2007.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and include amounts from awards granted in 2007. There were no awards made in prior years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units by:

•	each Unitholder known by us to be a beneficial owner of more than 5% of our outstanding units;
•	each of our directors and named executive officers; and
•	our directors and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of the SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, and/or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Percentage of total units beneficially owned is based on 11,215,000 units outstanding. Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of all of our directors and executive officers is c/o Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063. Ownership amounts are as of April 14, 2008.

Name of Beneficial Owner	Common Units Beneficially Owned		Class B Units Beneficially Owned(1)		Total Units Beneficially Owned
	Number	Percentage	Number	Percentage	Number	Percentage
Nami Capital Partners, LLC(2)	1,171,430	10.9%	—	—	1,171,430	10.4%
Majeed S. Nami(4)	2,142,985	19.9%	—	—	2,142,985	19.1%
Majeed S. Nami Personal Endowment(3)	971,555	9.0%	—	—	971,555	8.7%
Majeed S. Nami Irrevocable Trust(3)	1,107,015	10.3%	—	—	1,107,015	9.9%
Lehman Brothers MLP Opportunity Fund(6)	1,165,000	10.8%	—	—	1,165,000	10.4%
Third Point Partners LP(7)	556,470	5.2%	—	—	556,470	5.0%
Third Point Partners Qualified LP(7)	474,030	4.4%	—	—	474,030	4.2%
Daniel S. Loeb(7)	1,030,500	9.5%	—	—	1,030,500	9.2%
Third Point LLC(7)	1,030,500	9.5%	—	—	1,030,500	9.2%
BLRTQS Partners(8)	114,500	1.1%	—	—	114,500	1.0%
Scott W. Smith(5)	7,000	*	240,000	57.1%	247,000	2.2%
Richard A. Robert(5)	12,000	*	125,000	29.8%	137,000	1.2%
Britt Pence(5)	5,500	*	50,000	11.9%	55,500	*
Thomas M. Blake	—	—	—	—	—	—
Lasse Wagene	—	—	—	—	—	—
W. Richard Anderson	5,000	*	—	—	5,000	*
John R. McGoldrick(9)	5,000	*	—	—	5,000	*
Bruce W. McCullough(9)	5,000	*	—	—	5,000	*
Loren Singletary(9)	6,000	*	—	—	6,000	*
All directors and executive officers as a group (9 persons)	45,500	*	415,000	98.8%	460,500	4.1%

*	less than 1%
(1)	There are an additional 40,000 Class B units available to be issued in the future.

(2)	Mr. Majeed S. Nami is the sole member of Nami Capital Partners, LLC.
(3)	Ms. Ariana Nami, the daughter of Mr. Majeed S. Nami, is the trustee of the Majeed S. Nami Personal Endowment and the Majeed S. Nami Irrevocable Trust.
(4)	Mr. Majeed S. Nami may be deemed to beneficially own the units held by Nami Capital Partners, LLC and the Majeed S. Nami Personal Endowment.
(5)	Comprised of 240,000 Class B units that have been issued to Scott W. Smith, our President, Chief Executive Officer and Director, 125,000 Class B units that have been issued to Richard A. Robert, our Executive Vice President and Chief Financial Officer, 50,000 Class B units that have been issued to Britt Pence, our Vice President of Engineering, 7,000 common units purchased by Scott W. Smith, 12,000 common units purchased by Richard A. Robert and 5,500 common units purchased by Britt Pence. The Class B units have substantially the same rights as the common units and, upon vesting, will become convertible into common units at the election of the holder.
(6)	Lehman Brothers MLP Opportunity Fund L.P. can be contacted at the following address: 399 Park Ave- nue, Ninth Floor, New York, New York 10022.
(7)	Third Point LLC and Daniel S. Loeb, in his capacity as the CEO of Third Point LLC, have voting and investment control over the shares held by Third Point Partners LP and Third Point Partners Qualified LP. Third Point LLC is the investment advisor for Third Point Partners LP and Third Point Partners Qualified L.P. Third Point LLC and Mr. Loeb disclaim beneficial ownership of all of such shares. Third Point LLC, Third Point Partners LP and Third Point Partners Qualified L.P. can be contacted at the following address: 390 Park Avenue, 18th Floor, New York, NY 10022.
(8)	BLRTQS Partners, an affiliate of Third Point LLC, can be contacted at the following address: 4899 Montrose, Unit 1701, Houston, Texas 77006.
(9)	Includes unvested restricted common units awards issued to the directors on February 28, 2008. The units will vest one year from the date of issuance to the directors, February 28, 2009.

PROPOSAL NO. 2: RATIFICATION OF UHY LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Vote Required; Recommendation of the Board of Directors

Approval of the proposal to ratify UHY LLP as our independent registered public accounting firm for the year 2008 requires the affirmative vote of a majority of the votes cast by holders of our units present in person or by proxy at the meeting and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes have no effect on this proposal, except they will be counted as having been present for purposes of determining the presence of a quorum.

Unitholder ratification of the selection of UHY LLP as our independent registered public accounting firm is not required by our limited liability company agreement or otherwise. We are submitting the selection of UHY LLP to Unitholders for ratification as a matter of good corporate practice. If this selection of auditor is not ratified by a majority of the outstanding units present in person or by proxy and entitled to vote at the Annual Meeting, the audit committee will reconsider its selection of auditor. We are advised that no member of UHY LLP has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of UHY LLP will attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

In connection with our initial public offering, in 2007 we engaged our principal accountant, UHY LLP to audit our financial statements for the fiscal year ended December 31, 2007.

UHY LLP acts as our principal independent registered public accounting firm. Through and as of March 31, 2008, UHY LLP had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full-time, permanent employees of Advisors and through which UHY LLP’s partners provided non-audit services. UHY LLP has only a few full-time employees. Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY LLP. UHY LLP manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Audit Fees.  Audit fees billed to us during the fiscal year ended December 31, 2007 for audit of our annual financial statements, our review of financial statements included in our quarterly reports on Form 10-Q and review of regulatory filings incorporating the Company’s annual or interim financial statements and related services in connection with our initial public offering totaled $367,144,

Audit-Related Fees.  The were no audit-related fees billed by our principal accountant.

Tax Fees.  The were no tax fees billed by our principal accountant.

All Other Fees.  There were no other fees billed by our principal accountant for services other than those described above.

Audit Committee Pre-Approval Policies and Practices

Prior to our initial public offering in October 2007, we did not have a separate audit committee. Following our initial public offering, our audit committee must pre-approve any audit and permissible non-audit services performed by our independent registered public accounting firm. Additionally, the audit committee has oversight responsibility to ensure the independent registered public accounting firm is not engaged to perform certain enumerated non-audit services, including but not limited to bookkeeping, financial information system design and implementation, appraisal or valuation services, internal audit outsourcing services and legal services. In 2008, we expect the audit committee to adopt an audit and non-audit services pre-approval policy, which will set forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm must be approved. Pursuant to such a policy, the chairman of the audit committee will be delegated the authority to specifically pre-approve services, which pre-approval is subsequently reviewed with the committee.

SUBMISSION OF UNITHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR NEXT YEAR

Proposals for 2009 Annual Meeting

For inclusion in next year’s proxy statement, any Unitholder who desires to include a proposal in the proxy statement for the 2009 annual meeting must deliver it so that it is received by January 28, 2009.

For presentation at the next Annual Meeting of Unitholders, pursuant to our limited liability company agreement, any Unitholder who wants to present a proposal at the 2009 annual meeting must deliver it so it is received by January 28, 2009, but not earlier than December 29, 2008. However, if the date of the 2009 annual meeting is changed so that it is more than 30 days earlier or more than 30 days later than June 10, 2009, any such proposals must be delivered not more than 120 days prior to the 2009 annual meeting and not less than the later of (1) 90 days prior to the 2009 annual meeting or (2) 10 days following the day on which we first publicly announce the date of the 2009 annual meeting.

These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a Unitholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC.

Any proposals must be sent, in writing, to our Secretary at Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063. Proposals will not be accepted by facsimile.

Nominations for 2009 Annual Meeting and for Any Special Meeting

Pursuant to Section 11.13(a) of our limited liability company agreement, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to our Board of Directors may be made at an Annual Meeting of Unitholders only (a) by or at the direction of our Board of Directors or (b) by any Unitholder of our company: (i) who is entitled to vote at the meeting or (ii) who was a record holder of a sufficient number of units as of the record date for such meeting to elect one or more members to our Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of units (or, in the case where such holder holds a sufficient number of units to elect more than one director, such holder votes its units as efficiently as possible for such candidates and such candidates receive no further votes from holders of outstanding units). All nominations, other than those made by or at the direction of our Board of Directors, must be made pursuant to timely notice in writing to our Secretary. With respect to director elections held at our annual meetings, our limited liability company agreement provides that to be timely, a Unitholder’s notice must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. For a nomination of any person for election to our Board of Directors to be considered at the 2009 Annual Meeting of Unitholders, it must be properly submitted to our Secretary at 7700 San Felipe, Suite 485, Houston, Texas 77063, no later than January 28, 2009, but not earlier than December 29, 2008. Our limited liability company agreement also provides that Unitholder nominations of persons for election to our Board of Directors may be made at a special meeting of Unitholders at which directors are to be elected pursuant to our notice of meeting provided Unitholder notice of the nomination is timely. To be timely, a Unitholder’s notice must be delivered to our Secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

A Unitholder’s notice to our Secretary must set forth (a) as to each person whom the Unitholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Unitholder as they appear on our books and of such beneficial owner, (ii) the class and number of units which are owned beneficially and of record by such Unitholder and such beneficial owner, and

(iii) whether either such Unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of units to elect such nominee or nominees.

2007 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to our Secretary at Vanguard Natural Resources, LLC, 7700 San Felipe, Suite 485, Houston, Texas 77063.